Exhibit 5.1

[Letterhead of Squire Patton Boggs (US) LLP]

First Financial Bancorp.
255 East Fifth Street, Suite 700
Cincinnati, Ohio 45202

September 22, 2017

Ladies and Gentlemen:

We have acted as counsel to First Financial Bancorp., an Ohio corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 36,496,060 shares (the “Common Shares”) of common stock, no par value, of the Company to be issued in connection with  the Agreement and Plan of Merger, dated as of July 25, 2017, by and between MainSource Financial Group, Inc., an Indiana corporation (“MainSource”), and the Company (the “Merger Agreement”).

In connection with this opinion, we, as your counsel, have examined the Registration Statement, the Merger Agreement and such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. In rendering this opinion, we have relied, with your consent, upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates.

Upon the basis of such examination, and subject to the qualifications, assumptions and limitations stated herein, we advise you that, in our opinion, when the Registration Statement has become effective under the Act and the Common Shares have been duly issued and delivered as provided in the Merger Agreement, as contemplated by the Registration Statement, the Common Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Ohio, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We assume no obligation to revise or supplement the opinions rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise. We express no opinion as to compliance with the “blue sky” laws of any jurisdiction and the opinions set forth herein are qualified in that respect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Joint Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Squire Patton Boggs (US) LLP